As filed with the Securities and Exchange Commission on July ___, 2001                                                                                                                           Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

HOLIDAY RV SUPERSTORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-1834763
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 E. Broward Street, Ste. 920
Ft. Lauderdale, FL 33301
(954)522-9903
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Marcus Lemonis
President and Chief Executive Officer
Holiday RV Superstores, Inc.
200 E. Broward Street, Ste. 920
Ft. Lauderdale, FL 33301
(954) 522-9903
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Theodore R. Maloney, Esq.
Fernando Velez, Jr., Esq.
Nida &Maloney, LLP
800 Anacapa Street
Santa Barbara, CA 93101
(805) 568-1151

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                          CALCULATION OF REGISTRATION FEE
======================================== =================== ==================== ==================== ====================
                                                              Proposed Maximum     Proposed Maximum
                                            Amount to be       Aggregate Price    Aggregate Offering        Amount of
   Title of Shares to be Registered          Registered         per Share(1)           Price(1)         Registration Fee
---------------------------------------- ------------------- -------------------- -------------------- --------------------
Common Stock, par value $.01 per share       1,262,000             $3.90             $4,921,800             $1,231
======================================== =================== ==================== ==================== ====================
(1)       Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of common stock of $3.90 on July 3, 2001, as reported by the Nasdaq National Market.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
(Subject to completion, dated July 11, 2001)

1,262,000 SHARES

HOLIDAY RV SUPERSTORES, INC.

COMMON STOCK

        The shares of common stock of Holiday RV Superstores, Inc. covered by this prospectus may be sold from time to time by the stockholders specified in this prospectus or their pledgees, donees, transferees or other successors in interest. This prospectus relates to:

•     1,262,000 shares, of which:

  912,000 are shares which were issued to certain selling stockholders upon the conversion of outstanding notes issued in two acquisitions;
  350,000 are shares which may in the future be issued to certain selling stockholders upon the exercise of outstanding warrants

•    a presently indeterminate number of additional shares that may be issuable upon stock splits, stock dividends, recapitalizations or other similar transactions, in accordance with Rule 416 under the Securities Act of 1933.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we may receive the proceeds from the exercise of the warrants by the selling stockholders.

         The common stock is listed on the Nasdaq National Market under the symbol "RVEE." On July 3, 2001, the last sale price of the common stock was $3.90 per share.

        An investment in the shares offered in this prospectus entails a high degree of risk. See "Risk Factors" beginning on page 6 for information that should be considered by prospective investors.

        Neither the Securities and Exchange Commission nor or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July __, 2001.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the stockholders identified in this prospectus sell all the shares which are the subject of this prospectus:

  Description of our common stock contained in Registration Statement on Form 8-A filed with the SEC on December 22, 1987;
  Annual Report on Form 10-K for the fiscal year ended October 31, 2000 filed with the SEC on February 13, 2001;
  Amendment to the Annual Report on Form 10-K for the fiscal year ended October 31, 2000 filed with the SEC on February 28, 2001;
  Current Report on Form 8-K dated March 6, 2001 filed with the SEC on March 13, 2001;
  Quarterly Report on Form 10-Q for the period ended January 31, 2001 filed with the SEC on March 23, 2001;
  Amendment to Quarterly Report on Form 10-Q for the period ended January 31, 2001 filed with the SEC on April 25, 2001;
  Amendment to Annual Report on Form 10-K for the period ended October 31, 2000 filed with the SEC on April 27, 2001; and
  Quarterly Report on Form 10-Q for the period ended April 31, 2001 filed with the SEC on June 19, 2001.

         You may request free copies of these filings by writing or calling us at:

Holiday RV Superstores, Inc.
200 E. Broward Street, Ste. 920
Ft. Lauderdale, FL 33301
(954) 522-9903
Attn: Investor Relations

          This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy these reports, proxy materials and other information at:

   Securities & Exchange Commission            Regional Office of the SEC                Regional Office of SEC
       Public Reference Room                        7 World Trade Center                   500 West Madison Street
       450 Fifth Street, N.W.                            Suite 1300                              Suite 1400
         New York, NY 10048                          New York, NY 10048                    Chicago, IL 60661-2511

        You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's internet web site at http://www.sec.gov.

HOLIDAY RV SUPERSTORES, INC.

         Holiday RV Superstores, Inc. is a multi-store retail chain engaged in the retail sales and service of recreation vehicles, or RVs, and recreation boats. Currently we operate 16 retail centers, six in central and north central Florida, two in the gulf coast areas of Tampa and Ft. Myers, Florida, one in Spartanburg, South Carolina, two in California's central valley cities of Roseville and Bakersfield, one in Las Cruces, New Mexico, one in Prosperity, West Virginia, one in Ripley, West Virginia, one in Wytheville, Virginia, and one in Lexington, Kentucky. We have recently opened an RV and marine exchange/auction operation adjacent to our recently opened retail center in Sanford, Florida.

         We intend to capitalize upon the significant consolidation opportunities available in the highly fragmented recreational vehicle industry by acquiring additional dealers and improving their performance and profitability through the implementation of our operating strategies. We also intend to enter into strategic partnerships where geographic location, product lines, business, and other characteristics provide opportunities to complement and expand our business. When searching for potential acquisition or partnership candidates, our primary focus is on:

  well-established recreational vehicle dealers in geographic markets not currently served by our operating subsidiaries, particularly geographic markets with strong demographics;
  dealers that, while located in attractive geographic markets, have not been able to realize favorable market share or profitability that can benefit substantially from our systems and operating strategies;
  considering opportunities within our existing markets when operating and marketing efficiencies can be obtained by the addition of more dealerships; and
  mutually complementary retail businesses focusing on the same or similar customer demographics.

         In addition, we may expand our range of product lines and our market penetration by acquiring dealers that distribute recreation vehicle product lines different from those we currently offer.

         As a result of the considerable industry experience and relationships of our management team, we believe we are well positioned to identify and evaluate acquisition and strategic partnership candidates and assess their growth prospects, the quality of their management teams, their local reputation with customers and the suitability of their locations. We believe dealers regard us as an attractive acquirer and strategic partners as a complement to their business plans because of:

  our historical performance and the experience and reputation of our management team within the industry;
  Our decentralized operating strategy, that enables the managers of an acquired dealer to continue their involvement in dealership operations;
  the ability of management and employees of an acquired dealer to participate in our growth and expansion through potential stock ownership and career advancement opportunities;
  our ability to offer liquidity to the owners of acquired dealers through the receipt of stock or cash; and
  complementary products to further penetrate the target customer base.

         We launched a national branding strategy in December 1999 to consolidate and rebrand the various operating names of our subsidiaries under the new trade name: Recreation USA. The new trade name better reflects our corporate identity and solidifies our acquisitions under a single, recognizable brand that will be memorable with customers. While we phased in the Recreation USA trade name in fiscal 2000, we operated under multiple trade names, including:

  Recreation USA;
  Holiday RV Superstores: the original name used by all dealerships owned by Holiday until October 1999;
  County Line RV/Recreation USA: the trade name of the five dealerships acquired in November 1999 as part of the County Line RV acquisition;
  Little Valley RV/Recreation USA: the trade name of the two dealerships acquired in March 2000 as part of the Little Valley acquisition; and
  Hall's Campers/Recreation USA: the trade name of the dealership acquired in October 2000.

         This strategy capitalized on the "brand name equity" of the acquired dealerships while the Recreation USA trade name was gaining recognition. The rebranding of the existing dealerships to Recreation USA has been completed for acquired dealerships to date, and we intend to continue to use this strategy of a phased in transition when acquiring new dealerships.

         We were incorporated in Florida in 1978 and reincorporated in Delaware in January 2000. Our facilities and executive offices are located at 200 E. Broward, Suite 920, Ft. Lauderdale, FL 33301 and our telephone number is (954) 522-9903.

RISK FACTORS

         This prospectus contains forward-looking statements that involve risks and uncertainties. Holiday RV Superstores, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this prospectus and the documents incorporated in this prospectus. In evaluating our business, you should consider carefully the following factors in addition to the other information set forth or incorporated in this prospectus.

We may not be able to continue as a going concern.

         Because our floor plan financing arrangement with our primary lender was terminated as of January 31, 2001 and was subsequently replaced by a new agreement at a lower borrowing limit and higher interest rates and another major floor plan provider has notified us that they are no longer providing floor plan financing to recreation vehicle dealers, we are required to negotiate additional floor plan financing arrangements with other lenders to provide sufficient availability to fund our current and future inventory needs. Without sufficient floor plan financing we will be unable to meet our business plan objectives and sustain operations that provide sufficient cash flow to meet our needs. We have negotiated a new floor plan financing arrangement with our primary lender, which remains subject to fulfilling certain conditions which have not been satisfied. Until we satisfy all of the closing conditions, the lender may demand repayment, at any time, of all amounts outstanding under our floor plan financing facility. In such circumstances we will need to seek alternative sources of funding, through either additional loans, sales of equity or sales of assets. If we are unable to secure alternative sources of financing, we may need to implement different strategies to continue as a going concern, including reducing our inventory levels, closing or selling one or more of our retail stores, selling our real estate assets, raising capital through dilutive private placements of our equity, or seeking bankruptcy protection. In addition, we sustained a net loss of $3.2 million for fiscal 2000 and a six month year to date net loss of $4.5 million for fiscal 2001. As a result of our floor plan financing issues and our significant net losses as disclosed in our financial statements for fiscal year 2000 and our interim financial statements for fiscal year 2001, there is substantial doubt about our ability to continue as a going concern.

         Our ability to continue as a going concern is dependent upon our ability to provide adequate floor plan financing at reasonable market rates, obtain additional financing or capital when we need it and achieve and maintain profitability.

         We are currently working on several initiatives and strategies to return to profitability. While we have secured a base floor plan arrangement with our primary lender, we are in negotiations with another provider of floor plan financing that, if the negotiations are successfully completed, will provide additional floor plan borrowing capacity to adequately support our inventory stocking needs and replace several of our other floor plan arrangements. Beginning in the second quarter of fiscal 2001, we made significant changes in our senior management team. The new team substantially completed an overall restructuring focused on both corporate and operational expense reduction and increasing our gross profit, the results of which began to be realized late in the second quarter of fiscal 2001. The restructuring initiative also focused on inventory management issues significantly reducing the overall inventory level, shifting inventory mix at the retail centers based on their respective markets, and lowering our days supply. Our restructuring initiatives will continue through the remainder of fiscal year 2001.

         Our initiatives and strategies also include raising additional capital to meet operational , growth and expansion needs over the next two years. We are currently evaluating our options by actively working with investment bankers and the private capital market.

         We cannot assure that our initiatives and strategies will be successful.

Our substantial indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

         We have had and will continue to have a significant amount of indebtedness. Our growth strategy may require us to secure significant additional capital. Our future capital requirements will depend upon the size, timing and the structure of future acquisitions or strategic partnerships and our working capital. Any borrowings to finance future operations, asset purchases or acquisitions could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions or increases in interest rates on portions of debt that have variable interest rates.

         Our ability to make payments on our indebtedness depends on our ability to generate cash flow in the future. If our cash flow from operations is insufficient to meet debt service requirements, we could be required to sell additional equity securities, refinance our obligations or dispose of assets in order to meet our debt service requirements. In addition, our credit arrangements generally contain financial and operational covenants and other restrictions with which we must comply.

         In addition, as noted above, we were required to replace our floor plan financing arrangement on January 31, 2001, which reduced prior borrowing levels, increased our financing costs, and added other financial covenants. We renegotiated some of the terms of the new arrangement in March, 2001. Although as part of that renegotiation the lender waived our failure to comply with new financial covenants as of April 30, 2001, we cannot conclude that we will meet those covenants in the future. The reduced financing line also forced us to seek out other sources of floor plan financing.

         Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. Our failure to achieve required financial and other covenants or to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our business, financial condition and results of operations and prospects.

We are affected by general economic conditions and our sales are interest rate sensitive.

         Our sales are affected by general economic conditions, including consumer confidence, employment rates, prevailing interest rates, inflation, and other economic conditions affecting consumer attitudes and disposable consumer income generally. Weakness in the economy and volatility or declines in the stock market could have an adverse effect on our business. The majority of our customers purchasing vehicles and boats finance their purchase. Increases in consumer interest rates could have an adverse effect on our ability to sell vehicles and boats. Furthermore, a general increase in commercial interest rates would increase the rates paid by us on our floor plan contracts, thereby adversely effecting our operating income.

We depend on strong sales in our second fiscal quarter.

         Our business, and the recreational vehicle industry in general, is seasonal. Our strongest sales period begins in January when many recreation vehicle shows are held. Strong sales demand continues through the summer months. Of our average annual net sales over the last three years, approximately over 30% occurred in the quarter ending April 30. With the exception of our store locations in Florida, our sales are generally much lower in the quarter ending January 31. Because of the difference in sales in the warm spring and summer months versus the cold fall and winter months, if our sales in the months of February through July are significantly lower than we expect, we may not earn profits or we may lose money and have a net loss.

Our growth depends primarily on our ability to acquire new stores and enter into strategic partnerships.

         We intend to grow rapidly, primarily through acquiring recreation vehicle dealerships and entering into strategic partnerships. In fiscal year 2000 our acquisitions included the acquisition of County Line RV/Recreation USA, the assets of Luke Potter Winnebago, and Little Valley Auto & RV Sales, Inc. In total, we acquired nine new dealerships in fiscal year 2000, bringing our total to 16. Our revenues in fiscal year 2000 increased 87% primarily due to these acquisitions. By comparison, our comparable store sales (which are sales in stores that are open in the same location for two consecutive years) increased 13.4% in fiscal 1999 and 6% in fiscal 2000. We expect our comparable store sales to fluctuate from the impact of:

  changes in competition within each market we operate;
  the movement in interest rates;
  the general market conditions in the areas in which our stores are located; and
  the acquisition of new dealerships in the same general market as our existing dealerships.

         We intend to make acquisitions and enter into strategic partnerships depending upon, among other things, the availability of suitable acquisition opportunities and our ability to finance these transactions. Furthermore, although we have not done so, we may open new locations where if the business and economic opportunity is strong. Our success in these acquisitions, partnerships and opening of new locations will depend on our financial strength at the time of acquisition, our ability to hire and retain qualified employees and our ability to identify markets in which we can successfully sell our products. In addition, once we identify a store that meets our criteria, our success will depend on our ability to sell the store's remaining inventory, to convert the store to a Recreation USA store and to attract new customers to the store after the conversion. Our inability to meet our planned growth potential will negatively impact our business, operating results and financial condition.

Our success will depend on how well we manage our growth.

         We have recently begun a period of rapid growth and, consequently, we have spent much time and effort in acquiring new stores. Although we believe that our systems, procedures and controls are adequate to support our growth, we cannot assure that this is the case and we believe that as we integrate our acquisitions we will need to make changes to theses systems, procedures and controls. Our growth has already imposed significant difficulties in managing inventory and staffing in multiple locations nationwide. For example, in the past, we have incorrectly predicted inventory requirements which adversely impacted our business and operating results. In addition, our growth will impose substantial added responsibilities on our existing senior management including the need to identify, recruit and integrate new senior level managers. Management may not be able to oversee the growth efficiently or to implement effectively our growth and operating strategies. Our inability to manage our growth would adversely impact our business, operating results and financial condition.

We rely on several key manufacturers for almost all of our inventory purchases.

         Our success depends, to a significant extent, on continued relationships with two major manufacturers from which we purchase approximately 46% of our new products. Cancellation or modification of the dealer agreements with these two manufacturers could have a material adverse effect on our revenue. However, the loss of all the brands sold by these major manufacturers is highly unlikely. Dealer representation decisions for manufacturer brands are made at the manufacturers' plants on a brand-by-brand basis, rather than centrally at each respective manufacturers corporate headquarters. We currently purchase over 70 brands of RVs and boats from over 15 manufacturers.

We may not be able to respond effectively to the significant competition we face.

         We operate in very competitive conditions. We compete generally with other businesses trying to sell discretionary consumer products and with other recreation vehicle dealers for customers, quality products, store locations and RV show space. We rely heavily on RV shows to generate sales. If we are limited in or prevented from participating in RV shows in our markets or in markets we are targeting, this could have a negative effect on us.

         Within our industry, our main competitors are single-and multiple-location RV dealers. We compete with other dealers based on the quality of available products, the price and value of the products and customer service. To a lesser extent, we also compete with national specialty RV stores, catalog retailers, sporting good stores and mass merchants, especially with respect to parts and accessories. We face significant competition in the markets where we currently operate and in the markets we plan to enter. We believe that the trend in the RV industry is for manufacturers to include more features as standard equipment on RVs and for other dealers to offer packages comparable to our packages. Some of our competitors, especially those that sell RV accessories, are large national or regional chains that have substantially greater financial, marketing and other resources than we do.

We may issue additional securities in connection with acquisitions or raising working capital that may dilute our current shareholders and impact our earnings per share.

         If we choose to finance future acquisitions or raise working capital in whole or in part through the issuance of common stock or debt instruments convertible into our common stock, our existing stockholders could experience dilution. Our earnings per share could also be impacted by the issuance of additional shares of capital stock in connection with those acquisitions.

To achieve our growth strategy we must obtain and maintain adequate financing and capital.

         Our growth strategies are dependent upon obtaining adequate financing and capital for the purchase of recreation vehicle and marine dealerships and the entering into of strategic partnerships. Financing must be obtained for the floor plan of new and used vehicles, purchase (or purchase and lease-back) of real properties for dealership operations, acquisition of common stock from selling stockholders, working capital and other capital needs. Our inability to obtain adequate financing at a reasonable cost would prevent us from meeting our planned growth and could severely impact our business operating results and financial condition.

Much of our income is from financing, insurance and extended service contracts, which is dependent on third-party lenders and insurance companies.

         We receive a substantial part of our gross profit from the fees we receive from banks and other lending companies. If our customers desire to borrow money to finance the purchase of their RV, we help the customers obtain the financing by referring them to certain banks that have offered to provide financing for RV purchases. The bank or other lending company pays a fee to us for each loan that they are able to provide as a result of our referral.

         When we sell RVs, we generally also offer our customers the opportunity to purchase (1) a service contract that provides additional warranty coverage on their RV or some of its parts after the manufacturer's original warranty expires, and (2) various types of insurance policies that will provide money to pay a customer's RV loan if the customer dies or is physically disabled. We sell these products as a broker for unrelated companies that specialize in these type of issues, and we are paid a fee for each product that we sell.

         Agency commission fees account for approximately 22% of our total gross profit. This arrangement carries several potential risks. For example, the lenders we arrange financing through may decide to lend to our customers directly rather than to work through us. If the customer goes directly to the bank to apply for a loan to purchase their RV, we would not receive a fee for referral. In addition, the lenders we currently refer customers to may change the criteria or terms they use to make loan decisions, which could reduce the number of customers that we can refer. Also, our customers may use the Internet or other electronic methods to find financing alternatives. If any of these events occur, we would lose a significant portion of our income and profit.

If our products are defective, we could be sued.

         Because we sell, service and custom package RVs, motors and other RV equipment, we may be exposed to lawsuits for personal injury and property damage if any of our products are defective and cause personal injuries or property damage. Manufacturers that we purchase products from generally maintain product and general liability insurance and we carry third-party product liability insurance. We have avoided any significant liability for these risks in the past. However, if a situation arises in which a claim is not covered under our insurance policy or is covered under our policy but exceeds the policy limits, it could have a significant and material adverse effect on our financial condition.

Our stock price may be volatile.

         The price of our common stock may be highly volatile for several reasons. First, the public owns a limited number of shares of our stock. This may affect trading patterns which generally occur when a greater number of shares are traded. Second, the quarterly variations in our operating results, as discussed above, may result in the increase or decrease of our stock price. Third, independent parties may release information regarding pending legislation, analysts' estimates or general economic or market conditions that effect the price of our stock. Also, the demand and the market performance of small capitalization stocks may affect our stock price. Any of these situations may have a significant effect on the price of our common stock or our ability to raise additional capital.

Our operations are widespread and our services will depend on effective and centralized management.

         We depend on all of our revenue and most of our income from retail sales and service centers that are geographically widespread throughout the continental U.S. making it difficult for our top management to have a presence in all the centers on a regular basis. As a result, we are highly dependent upon each center's management for the on-going operations. Turnover of managerial personnel at any center usually has an adverse effect on the sales and profitability of the center. Turnover of managerial personnel at several of our centers could have a material adverse effect on our sales and profitability.

Our sales are dependent on fuel pricing and availability.

         Our business is automotive in nature and as such is dependent upon the availability of fuel. A decrease in the availability of gasoline and our inability to convert our vehicles to alternative fuels could have a material adverse effect on our business. Historically, increases in the price of gasoline have not had a material impact on our business, as long as there was no concurrent decline in availability. However, future significant increases in the price of gasoline or decreases in availability would have a material effect on our business.

Our operations are subject to extensive regulation, supervision and licensing under various federal, state, and local statutes and ordinances.

         While we believe that we maintain all requisite licenses and permits and are in compliance with all applicable federal, state and local regulations, we may not be able to maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. The adoption of more stringent statutes and regulations, changes in the interpretation of existing statutes and regulations or our entrance into jurisdictions with more stringent regulatory requirements could curtail some of our operations. It could also deny us the opportunity to operate in certain locations or restrict products or services offered by us. Various federal, state and local regulatory agencies, including the Occupational Safety and Health Administration, the United States Environmental Protection Agency and similar federal and local agencies, have jurisdiction over the operation of our dealerships, repair facilities and other operations with respect to matters such as consumer protection, workers' safety and laws regarding protection of the environment, including air, water and soil.

         As with vehicle dealerships generally, and parts and service operations in particular, our business involves the use, handling, storage and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, diesel fuels and other chemicals.

         Accordingly, we are subject to regulation by federal, state and local authorities establishing requirements for the use, management, handling and disposal of these materials and health and environmental quality standards. We are also subject to laws, ordinances and regulations governing investigation and remediation of contamination at facilities we operate to which we send hazardous or toxic substances or wastes for treatment, recycling or disposal. Noncompliance with or changes to these requirements could adversely affect our business.

         We do not believe we have any material environmental liabilities or that compliance with environmental laws, ordinances and regulations will have a material adverse effect on us. However, soil contamination has been known to exist at certain properties owned or leased by us. We have also been required and may in the future be required to remedy soil contamination or remove aboveground and underground storage tanks containing hazardous substances or wastes. We monitor soil and groundwater as required by applicable state and federal guidelines. In addition, it has been our practice and will be our practice to have the shareholders of the acquired dealers indemnify us for specific environmental issues identified on environmental site assessments performed by us as part of the acquisitions.

         Our customers and potential customers are subject to federal, state and local statutes, ordinances and regulations regarding the ownership of recreation vehicles and boats. The adoption of more stringent statutes, ordinances and regulations effecting the consumer ownership of recreation vehicles or boats, could have an adverse effect on our ability to sell our products.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including those described in “Risk Factors.”

When we use words like “believe,” “expect,” “anticipate” or similar words or terms, we are making forward-looking statements.

You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in “Risk Factors” and elsewhere in this prospectus.

We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. You should be aware that the occurrence of the events described under the heading “Risk Factors” and elsewhere in this prospectus could adversely affect our business, financial condition and operating results. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive the proceeds from the exercise of warrants from some of the selling stockholders. However, those warrants have an exercise option that allows the holder to exercise the warrants without paying cash. Instead, the holder would receive common stock with a dollar value that is equal to the market price of the common stock minus the exercise price of the warrants multiplied by the number of warrants exercised. If all the warrants are exercised by paying the exercise price in cash, we will receive approximately $2,500,000. We intend to be use any net proceeds we receive for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

         The following table sets forth, as of June 15, 2001, certain information regarding the beneficial ownership of the outstanding common stock by the selling stockholders, consisting of:

  the shares that the selling stockholders presently hold; and
  the shares that the selling stockholders may acquire upon exercise of warrants,

both before the offering of the shares and as adjusted to reflect the sale of the shares.

         We have agreed to initially register 1,262,000 shares for resale by the selling stockholders. The shares being offered by the selling stockholders were the result of the following:

  Shares issued pursuant to debt conversion and mutual settlement and release agreements effective as of April 9, 2001 and April 11, 2001 which provide for, among other things, the conversion of convertible notes issued in acquisitions of two dealerships pursuant to a stock purchase agreements dated March 1, 2000 and November 11, 1999, respectively; and
  Warrants issued in connection with consulting services related to financing and investment banking matters.

         Each selling stockholder that purchased securities from us in these transactions represented to us that it was acquiring the securities and would acquire the shares of common stock for investment and with no present intention of distributing any of the shares except pursuant to this prospectus or sales exempt from the registration requirements of the Securities Act. Under our agreements with some of the purchasers, we filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and we have agreed to use our best efforts to keep the registration statement effective until the earlier of (1) a date on which all the shares may be immediately sold without restriction (including without limitation as to volume by each holder thereof) and without registration under the Securities Act, or (2) the date all of the shares have been sold.

         The number of shares being offered by this prospectus as set forth in the following table represents the specified number of shares that may be sold by the selling stockholders under this prospectus. However, under Rule 416 under the Securities Act, the registration statement of which this prospectus is a part will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in our number of outstanding shares of common stock.

         The numbers set forth in the following table assume that the selling stockholders sell all of their shares offered by this prospectus to unaffiliated third parties under this prospectus. The selling stockholders may sell all or part of their shares.

                                                        Shares Issuable                           Beneficial Ownership
                                       Shares            Upon Presently                              After Offering
                                    Beneficially         Convertible or
                                    Owned Prior           Exercisable          Shares Being
     Selling Stockholder            to Offering            Securities            Offered
                                                        Included in Total
                                                                                                 -----------------------
                                                                                                   Number     Percent
------------------------------     ---------------     -------------------    ---------------      ------     -------
Ernest Davis, Jr. and Lori
   A. Davis................               500,000                       0            500,000         0           *
Armando Alonso ............               263,686                  48,000            206,000       57,686        *
Francisco Alonso...........               244,000                  38,000            206,000       38,000        *
Schneider Securities.......               350,000                 350,000            350,000         0           *
                                                                                                                 *

Total......................             1,357,686                 436,000          1,262,000
*    Less than one percent.

PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

         The sale of the shares may be effected in one or more of the following methods:

  ordinary brokers’ transactions, which may include long or short sales;
  transactions involving cross or block trades or otherwise on the Nasdaq National Market;
  purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;
  at the market” to or through market makers or into an existing market for the shares;
  in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;
  through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or
  any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the shares, which shares may be resold thereafter under this prospectus. The selling stockholders may also sell the shares in exempt transactions under Rule 144 to the extent that exemption is available.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of that compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The sale of shares by the selling stockholders is subject to compliance by the selling stockholders with certain contractual restrictions with us. There can be no assurance that the selling stockholders will sell all or any of the shares.

         We have agreed to indemnify certain of the selling stockholders and any person controlling those selling stockholders against certain liabilities, including liabilities under the Securities Act. Those selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

         We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until all the shares are sold by the selling stockholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by Nida & Maloney, LLP, Santa Barbara, California.

EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2000 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Holiday RV Superstores, Inc. or any selling stockholder. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy securities in any circumstances in which an offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any date subsequent to its date.

                                              PAGE

Information Incorporated By
  Reference............................        2
Where You Can Find More
  Information..........................        3
Risk Factors...........................        6
Information Regarding Forward-

HOLIDAY RV SUPERSTORES, INC.

1,262,000 SHARES

COMMON STOCK

PROSPECTUS

July ___, 2001

PART II.
INFORMATION NOT REQUIRED IN THE PROSPECTUS

        Item 14. Other expenses of issuance and distribution.

        The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby. All expenses other than the SEC registration fee, the Nasdaq National Market listing fee and the Pacific Exchange listing fee are estimates.

SEC registration fee....................................................................$        1,231
Nasdaq National Market listing fee......................................................        12,870
Accounting fees and expenses............................................................        15,000
Legal fees and expenses.................................................................        20,000
Printing expenses.......................................................................         5,000
Miscellaneous...........................................................................         1,000

      TOTAL.............................................................................$       55,101

Item 15.     Indemnification of directors and officers.

         Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation contains such a provision.

         Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

         Section 145 of the Delaware Law provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's certificate of incorporation and the indemnification provision included in the Registrant's bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has purchased directors and officers insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.    Exhibits.

         See Index to Exhibits at page II-5.

Item 17.    Undertakings.

        (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  Include any prospectus required by Section 10(a)(3) of the Securities Act;
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
  Include any additional or changed material information with respect on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering the securities at that time to be the initial bona fide offering.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)For determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on July 10, 2001.

HOLIDAY RV SUPERSTORES, INC.,
By: /s/ Marcus Lemonis
Marcus Lemonis
President and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Marcus Lemonis or Michael S. Riley, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any registration statements for the same offering effective upon filing pursuant to Rule 462(b), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with such registration statements, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                Title                                      Date
---------                                                -----                                      ----

/s/ Michael S. Riley
_______________________                      Chairman of the Board of Directors                 June 29, 2001
Michael S. Riley

/s/ Marcus Lemonis
_________________________                    President, Chief Executive Officer                 July 10, 2001
Marcus Lemonis                            and Director,(Principal Executive Officer)

/s/ Casey Gunnell
________________________                          Chief Financial Officer                       July 10, 2001
Casey Gunnell                         (Principal Financial and Accounting Officer)

_______________________                                Director                                 July ___, 2001
Lee Sanders

_______________________                                Director                                 July ___, 2001
David J. Doerge

/s/ William E. Curtis
_______________________                                Director                                 June 29, 2001
William E. Curtis

/s/ David A. Kamm
________________________                               Director                                 June 29, 2001
David A. Kamm

/s/ Lee A. Iacocca
________________________                               Director                                 June 28, 2001
Lee A. Iacocca

INDEX OF EXHIBITS

 Exhibit
Number            Description
------            -----------

 5.1            Opinion of Nida & Maloney, LLP*
10.1            Asset Purchase Agreement between Registrant, County Line Select Cars, Inc., Armando Alonso and Francisco
                Alonso dated November 11, 1999(1)
10.2            Convertible Promissory Note by and between Armando Alonso and Registrant dated November 11, 1999(3)
10.3            Convertible Promissory Note by and between Francisco Alonso and Registrant dated November 11, 1999(3)
10.4            Stock Purchase Agreement between the Registrant, Little Valley Auto & RV Sales, Inc., Ernest Davis, Jr.
                and Lori A. Davis dated March 1, 2000(2)
10.5            Convertible Promissory Note by and between Ernest Davis, Jr. and Lori A. Davis date March 1, 2000.(3)
10.6            Financial Consulting and Investment Banking Agreement by and between Registrant and Schneider
                Securities, Inc. dated April 13, 2000.*
10.7            Debt Conversion and Mutual Settlement and Release Agreement dated as of March 1, 2001 between
                Registrant, County Line Select Cars, Inc., Armando Alonso and Francisco Alonso.(3)
10.8            Debt Conversion and Mutual Settlement and Release Agreement dated as of April 11, 2001 between
                Registrant, Little Valley Auto & RV Sales, Inc., Ernest Davis, Jr. and Lori A. Davis.(3)
10.9            Amendment to Debt Conversion and Mutual Settlement and Release Agreement dated June 13, 2001, between
                Registrant, County Line Select Cars, Inc., Armando Alonso and Francisco Alonso.(3)
23.1            Consent of PricewaterhouseCoopers, LLP*
23.2            Consent of Nida & Maloney, LLP (included in Exhibit 5.1)
24.1            Power of Attorney (set forth on page II-4)

-----------

(1)     Incorporated by reference to the Exhibits to the Report on Form 8-K/A filed by the Registrant on January
        25, 2000.
(2)     Incorporated by reference to the Exhibits to the Report on Form 8-K/A filed by the Registrant on May 15,
        2000.
(3)     Incorporated by reference to the Exhibits to the Quarterly Report on Form 10-Q for the period ended
        April 31, 2001 filed by the Registrant on June 19, 2001.
*    Filed herewith